PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 27,	October 28,
	2008	2007
Assets

Current assets:
Cash, cash equivalents and short-term
investments of $2,494 in 2008 and $5,657 in 2007	$69,597	$151,706
Accounts receivable	79,034	68,248
Inventories	19,655	17,716
Other current assets	8,916	9,315

Total current assets	177,202	246,985

Property, plant and equipment, net	590,953	531,578
Goodwill	138,534	138,534
Investment in joint venture	70,506	67,900
Other intangibles, net	65,763	68,835
Other assets	5,848	5,948

	$1,048,806	$1,059,780

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings	$17,523	$4,482
Accounts payable and accrued liabilities	117,418	145,897

Total current liabilities	134,941	150,379

Long-term borrowings	204,938	191,253
Deferred income taxes and other liabilities	14,034	14,399
Minority interest	53,362	49,465

Shareholders' equity	641,531	654,284

	$1,048,806	$1,059,780